Exhibit 23.2

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PricewaterhouseCoopers LLP 100 E. Wisconsin Ave., Suite 1500 Milwaukee, WI 53202 Telephone (414) 212 1600

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Manpower Inc., which is incorporated by reference in Manpower Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the incorporation by reference of our report dated February 16, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

July 19, 2005